                                                                        EXHIBIT 3.2

FIRST GUARANTY BANCSHARES, INC.

BYLAWS

ARTICLE I - OFFICES

Section 1.  Registered Office.  The registered office of the corporation shall be located at 400 East Thomas Street, Hammond, Louisiana 70401, or such other place as the Board shall from time to time designate, and as shall be filed with the Louisiana Secretary of State.

Section 2.  Other Offices.  The corporation may also have offices at such other places, both within or without the State of Louisiana, as the Board of Directors may from time to time determine or as the business of the corporation may require.

ARTICLE II - SHAREHOLDERS

Section 1.  Place of Meetings.  Meetings of the shareholders shall be held at the registered office of the corporation or at such other place as may be fixed from time to time by the Board of Directors, either within or without the State of Louisiana.

Section 2.  Annual Meeting.  An annual meeting of the shareholders shall be held on the third Thursday of May each year, or on such other date, and at such time and place, as may be designated by the Board of Directors.  At the annual meeting, the shareholders shall elect a Board of Directors and transact such other business as may properly come before the meeting.  If no annual shareholders’ meeting is held for a period of 18 months, any shareholder may call a meeting to be held at the main office of the Corporation.

Section 3.  Shareholder Proposals.  The only business that may be conducted at an annual meeting of the shareholders is business properly brought before the meeting.  In order to be properly brought before an annual meeting, business must be:

(a)	Identified in the notice of meeting (or any supplement thereto) given by or at the direction of the board of directors.

(b)	Otherwise properly brought before the meeting by or at the direction of the board of directors.

(c)	Otherwise properly brought before an annual meeting by a shareholder after timely and proper notice thereof in writing to the Secretary of the bank.

In order to be timely, a shareholder’s notice must be delivered to or mailed and received at the main office of the bank not fewer than 30 days nor more than 90 days before the meeting, unless fewer than 40 days’ notice or prior public disclosure of the date of the meeting is given or made to the shareholders, in which case notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure was made.  In order to be proper notice as to a matter, a shareholder’s notice to the secretary must set forth:

(a)
A complete and accurate description of the matter, the reasons for conducting such business at the meeting, and any material interest in the matter of the shareholder and the beneficial owner, if any, on whose behalf the proposal is made.

(b)
The name, age, business and residential address, and class and number of shares held by the shareholder of record who intends to bring up the matter, and any beneficial owner or other person acting in concert with such shareholder.

Notwithstanding compliance with all of the procedures set forth above in this Section, no proposal shall be deemed to be properly brought before a meeting of shareholders if, in the judgment of the board of directors, it is not a proper subject for action by shareholders under Louisiana law.  At the meeting of shareholders, the chair shall declare out of order and disregard any matter not presented in accordance with the foregoing procedures or which is otherwise contrary to the foregoing terms and conditions.

Section 4.  Special Meetings. Special meetings of the shareholders may be called by the Chairman, the Chief Executive Officer, the President or a majority of the Board of Directors and shall be called by the President or the Secretary of the corporation at the written request of the holders of not less than one-fifth (1/5) of all shares entitled to vote at the meeting.  Special meetings of shareholders shall be held at the registered office of the corporation at such time as the Secretary may fix, or at such other place and at such time as shall be determined by the Board of Directors, not less than ten (10) days (fifteen (15) days in the case of a special meeting called upon the request of the holders of not less than one-fifth (1/5) of all shares entitled to vote at the meeting) nor more than sixty (60) days after the receipt of a request for a special meeting.  If the President or Secretary fails or refuses to fix the date or give the notice for the meeting, the shareholders who have requested the meeting may do so.  Business transacted at any special meeting shall be confined to the purposes stated in the notice thereof.

Section 5.  Notice of Shareholders’ Meeting.  Written or printed notice of a meeting of shareholders stating the place, date and time of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given not less than ten (10) days (fifteen (15) days in the case of a special meeting called at the request of shareholders) nor more than sixty (60) days before the day of the meeting, by or at the direction of the Chief Executive Officer, the President, the Secretary, or a designee of the Chief Executive Officer, the President or Secretary, to each shareholder of record entitled to vote at such meeting.  See also ARTICLE VII.

Section 6.  Adjournments.  Any meeting of shareholders may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjournment meeting if the time, date and place thereof are announced at the meeting at which the adjournment is taken; provided that any meeting at which directors are to be elected shall be adjourned only from day to day until such directors shall have been elected.  At the adjourned meeting, any business may be transacted which might have been transacted at the original meeting.  If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting.

Section 7.  Nominations for Directors.  Subject to the rights granted to a particular class or series of stock, nominations for the election of directors may be made (i) by or at the direction of the Board of Directors or (ii) by any shareholder entitled to vote for the election of directors who complies with the procedures set forth in Section 3 above.

Section 8.  Quorum.  The holders of a majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of shareholders, except as otherwise provided by statute.  If a quorum shall not be present or represented at any meeting of the shareholders, the chairman of the meeting or the holders of a majority of the shares entitled to vote who are present in person or represented by proxy shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. Once a quorum is attained, the shareholders present or represented at a duly organized meeting may continue to transact business notwithstanding the withdrawal of enough shareholders to leave less than a quorum.  A shareholder that is physically present at a meeting of shareholders shall be deemed to be present for purposes of determining whether a quorum exists, except where such person is physically present at the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 9.  Order of Business.  At each meeting of the shareholders and except as otherwise set forth by resolution of the Board of Directors, one of the following persons, in the order in which they are listed (and in the absence of the first, the next, and so on), shall serve as chairman of the meeting: the Chairman of the Board, the Chief Executive Officer, the President, the Secretary and the Treasurer.  The order of business at each such meeting shall be as determined by the chairman of the meeting, who shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the corporation, restrictions on entry to such meeting after the time prescribed for the commencement thereof, and the opening and closing of the voting polls.

Section 10.  Proxies and Voting.  On each matter submitted to a vote of the shareholders, each shareholder shall have one vote for every share of stock entitled to vote and registered in his or her name on the record date for the meeting, except to the extent that the voting rights of the shares of any class are limited or denied by the articles of incorporation or the Louisiana Business Corporation Law (“LBCL”).

Except as otherwise required by law, all voting may be by a voice vote or by show of hands; provided, however, that upon demand in writing to the corporation at least five business days prior to a meeting of shareholders, any shareholder entitled to vote or his or her proxy may require that a vote by ballot be taken.  In such event, written ballots shall be used and shall be counted by an inspector or inspectors appointed by the chairman of the meeting.

Except as otherwise required by the articles of incorporation or by law, a majority of votes actually cast shall decide any matter properly brought before the shareholders at a meeting at which a quorum is present, except that directors shall be elected by plurality of the votes actually cast.

At any meeting of the shareholders at which a quorum is present, every shareholder entitled to vote may vote in person or by proxy authorized by an instrument in writing filed with the Secretary of the corporation prior to or at the meeting.  No proxy shall be valid after eleven (11) months from the date of its execution unless otherwise provided in the proxy.  Each proxy shall be revocable unless expressly provided therein to be irrevocable, and unless otherwise made irrevocable by law.  No proxy may be valid longer than three (3) years from the date of its execution.

A shareholder may execute a proxy himself or by his authorized officer, director, employee or agent by signing the proxy or having his signature affixed to the proxy by any reasonable means including facsimile signature.  A shareholder may authorize another person to act for him as a proxy by transmitting or authorizing the transmission of a telegram, cablegram, or other means of electronic transmission to the person who will be the holder of the proxy, or to a proxy solicitation firm, proxy support service organization, or like agent, duly authorized by the agent who will be the holder of the proxy to receive the transmission but only if any the telegram, cablegram or other means of electronic transmission is submitted to the secretary with information from which it can be determined that the telegram, cablegram or other electronic transmission was authorized by the shareholder.

Section 11.  Voting List.  At any meeting of shareholders, a list of shareholders entitled to vote, arranged alphabetically and certified by the Secretary or by the agent of the corporation having charge of transfers of shares, showing the number and class of shares held by each shareholder on the record date for the meeting shall be produced on the request of any shareholder.  This list shall be prima facie evidence of the ownership of shares in the corporation and of the right of the shareholders listed therein to vote.

Section 12.  Inspectors.

(a)  The corporation may, in advance of any meeting of shareholders, appoint one or more inspectors to act at the meeting and make a written certification thereof.  Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his ability.

(b)  The inspectors shall ascertain the number of shares outstanding and the voting power of each; determine the shares represented at a meeting and the validity of proxies and ballots; count all votes and ballots; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors.

(c)  No ballot, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the inspectors after the closing of the polls unless a court of competent jurisdiction, upon application by a shareholder, shall determine otherwise.

(d)  In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, ballots, the regular books and records of the corporation, and any other credible evidence provided by the shareholder, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons that represent more votes than the holder of a proxy is authorized by the record owner to cast, or more votes than the shareholder holds of record.

Section 13.  Consent of Shareholders in Lieu of Meeting.  Any action required by the LBCL to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares representing not less than the minimum number of votes that would have been necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

The consent, together with a certificate by the Secretary of the corporation to the effect that the subscribers to the consent constitute all or the required proportion of the shareholders entitled to vote on the particular question, shall be filed with the records of the proceedings of the shareholders.  If the consent is signed by fewer than all of the shareholders having voting power on the question, prompt notice shall be given to all of the shareholders having voting power on the question, other than those who signed the consent, of the action taken pursuant to the consent.

ARTICLE III- DIRECTORS

Section 1.  General Powers. The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors, which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or the articles of incorporation or these bylaws directed or required to be exercised and done by the shareholders.

Section 2.  Number of Directors.  The number of directors of the corporation shall be such number as the Board of Directors shall designate from time to time.  Whenever the authorized number of directors is increased between annual meetings of the shareholders, a majority of the directors then in office shall have the power to elect such new directors for the balance of a term and until their successors are chosen and qualified.  Any decrease in the authorized number of directors shall not become effective until the expiration of the term of the directors then in office unless, at the time of such decrease, there shall be vacancies on the Board which are being eliminated by the decrease.

Section 3.  Nomination of Directors.  Only persons nominated in accordance with this subsection are eligible for election as directors.  Nominations of persons for election to the board of directors of the bank may be made at a meeting of shareholders either:

(1)           by or at the discretion of the board of directors, or

(2)
at an annual or special meeting of shareholders called for the election of directors, by a shareholder entitled to vote in the election of directors who has given timely and proper notice in writing to the secretary of the bank in compliance with this subsection.

To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the bank not fewer than 45 days nor more than 90 days before the meeting unless fewer than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, in which case notice by the shareholder to be timely must be so received at the principal executive offices of the bank no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed.  To be proper, the shareholder’s notice must include:

(a)	The name, age, business address and residence address of each person whom the shareholder proposes to nominate for election or re-election as a director.

(b)
All other information relating to the person whom the shareholder proposes to nominate that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director.

(c)	The name and address of the shareholder giving the notice and the class and number of shares of stock of the bank of which the shareholder is the record owner.

To be eligible for election as a director, any person proposed by a shareholder for election as a director must furnish to the secretary of the bank within five days of the request any additional information reasonably requested by the board of directors, including information responsive to the disclosures required by Items 401, 404 and 405 of Regulation S-K of the Securities Exchange Commission, even though the bank is not then subject to the Federal proxy rules.  If a shareholder seeks to nominate one or more directors, the secretary shall appoint two commissioners to determine whether a shareholder has complied with this subsection.  If the commissioners determine that a shareholder has not complied with this subsection, the commissioners shall direct the chair of the meeting to declare to the meeting that a nomination was not made in accordance with the procedures prescribed by this by-law; and the officers presiding over the meeting shall so declare to the meeting and the defective nomination shall be disregarded.

Section 4.  Term of Office of Directors.  Except with respect to a vacancy on the Board of Directors, directors shall be elected at the annual meeting of shareholders and each director, including a director elected to fill a vacancy, shall hold office until his successor is elected and qualified or until his earlier death, resignation or removal.  Directors need not be a shareholder of the corporation.

Section 5.  First Meeting.  The first meeting of each newly elected Board of Directors shall be held at the location of and immediately following the annual meeting of shareholders, and no notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present; or the Board may meet at such place and time as shall be fixed by the consent in writing of all of the directors.  All meetings of the Board of Directors may be held at such place, either within or without the State of Louisiana, as from time to time shall be determined by the Board of Directors.

Section 6.  Regular Meetings.  Regular meetings of the Board of Directors may be held without notice at such place, within or without the State of Louisiana, on such date and at such time as shall from time to time be determined by the Board of Directors.

Section 7.  Special Meetings.  Special meetings of the Board of Directors may be called by the Chairman, the Chief Executive Officer, the President or a majority of directors then in office.  Notice of a special meeting shall be given in accordance with these bylaws by the person or persons calling the special meeting.

Section 8.  Quorum.  At all meetings of the Board of Directors, a majority of the directors at the time in office shall be necessary and sufficient to constitute a quorum for the transaction of business; and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute, the articles of incorporation or these bylaws. If a quorum shall not be present at any meeting of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. If a quorum is present when the meeting is convened, the directors present may continue to conduct business, taking action by vote of a majority of a quorum as fixed above, until adjournment, notwithstanding the withdrawal of enough directors to leave less than a quorum as fixed above.

Section 9.  Participation in Meetings by Conference Telephone.  Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in and hold meetings of the Board, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting, except where a director participates for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 10.  Notice of Meetings.  Notice of regular meetings of the Board of Directors or of any adjourned meeting thereof need not be given.  Notice of the place, date and time of each special meeting of the Board shall be given to each director by telephone, hand delivery, facsimile, U.S. mail or nationally recognized overnight courier service, not less than two days before the meeting.  The notice of a special meeting of the Board shall describe the purpose of the special meeting.

Section 11.  Rules and Regulations. The Board of Directors may adopt such rules and regulations not inconsistent with the articles of incorporation or bylaws of the corporation or any other provision of law for the conduct of its meetings and management of the affairs of the corporation as the Board may deem proper.

Section 12.  Consent of Directors in Lieu of Meeting.  Any action which may be taken at a meeting of the Board of Directors or any committee thereof, may be taken by a consent in writing signed by all of the directors or by all members of the committee, as the case may be, and filed with the records of proceedings of the Board or committee.

Section 13.  Compensation of Directors.  The Board of Directors shall have authority to determine, from time to time, the amount of compensation, if any, which shall be paid to its members for their services as directors and as members of committees. The Board shall also have power in its discretion to provide for and to pay to directors rendering services to the corporation not ordinarily rendered by directors as such, special compensation appropriate to the value of such services as determined by the Board from time to time. In addition, the directors may be paid their expenses.  Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity and receiving compensation therefor.

Section 14.  Committees of the Board of Directors.  The Board of Directors may from time to time designate one or more committees of the Board, each committee to consist of two or more directors of the corporation.  One or more directors may be named as an alternate member to replace any absent or disqualified members.  To the extent provided by resolution of the Board, each committee shall have and may exercise the lawfully delegable powers of the Board of Directors in the management of the business and affairs of the corporation, and may have the power to authorize the seal of the corporation to be affixed to documents.

The number of members on each committee may be increased or decreased from time to time by resolution of the Board of Directors.  Any member of any committee may be removed from such committee at any time by resolution of the Board of Directors.  Any vacancy occurring on a committee shall be filled by the Board of Directors, but the Chief Executive Officer or the President may designate another director to serve on the committee pending action of the Board. The designation of any such committee and the delegation thereto of authority shall not operate to relieve the Board of Directors, or any member thereof, of any responsibility imposed upon it or such directors by law.

Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by law.  Adequate provision shall be made for notice to members of all meetings; a majority of the members shall constitute a quorum; and, at any committee meeting at which a quorum is present, all matters shall be determined by a majority vote of the members present.  Committees of the Board of Directors shall keep written minutes of its proceedings, a copy of which is to be filed with the Secretary of the corporation, and shall report on such proceedings to the Board.

Section 15.  Removal of Directors.  Any director or the entire Board of Directors may be removed at any time, with or without cause, at any special or annual meeting of the shareholders, by the affirmative vote of a majority of the total voting power of the corporation.

Section 16.  Resignations.  A director of the corporation may resign at any time by giving written notice to the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or the Secretary of the corporation.  Such resignation shall take effect on the date of such notice or at any later date specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 17.  Vacancies.  Any vacancy occurring on the Board of Directors by reason of death, resignation, removal or otherwise, or newly created directorships resulting from an increase in the number of directors may be filled by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors; provided however that the shareholders shall have the right, at any special meeting called for the purpose prior to such action by the Board, to fill the vacancy.

ARTICLE IV - OFFICERS

Section 1.  Generally.  The officers of the corporation shall consist of a President, a Secretary, a Treasurer and such other officers as may from time to time be appointed by the Board of Directors.  Officers shall be elected by the Board of Directors, and each officer shall hold office until his successor is elected and qualified or until his earlier resignation or removal.  Any number of offices may be held by the same person, provided that regarding the President, the Secretary and the Treasurer, only two of such offices may be held by the same person.  No person holding more than one office may sign, in more than one capacity, a certificate or instrument required by law to be signed by two officers.  The Board of Directors may also choose a Chairman of the Board.  The Board may also designate one of the officers to serve as the Chief Executive Officer.  Any vacancy occurring in any office may be filled by the Board of Directors or otherwise as provided by the Board of Directors.

Section 2.  Execution of Instruments.  The Chairman of the Board, the Chief Executive Officer and the President (and such other officers as are authorized thereunto by resolution of the Board of Directors) may execute, in the name of the corporation, bonds, notes, debentures and other evidences of indebtedness, stock certificates, deeds, mortgages, deeds of trust, indentures, contracts, leases, agreements and other instruments, requiring a seal under the seal of the corporation, and may execute such documents where not requiring a seal, except where such documents are required by law to be otherwise signed and executed, and except where the signing and execution thereof shall be exclusively delegated to some other officer or agent of the corporation.

Section 3.  Duties of Officers.  The duties and powers of the officers of the corporation shall be as provided in these bylaws, or as provided for pursuant to these bylaws, or (except to the extent inconsistent with these bylaws or with any provision made pursuant hereto) shall be those customarily exercised by corporate officers holding such offices.

Section 4.  Chairman of the Board.  The Chairman of the Board shall preside at meetings of the Board of Directors.  The Chairman of the Board shall counsel with and advise the other officers of the corporation and shall exercise such powers and perform such other duties as the Board may from time to time determine.  Except as otherwise provided by resolution of the Board, the Chairman of the Board shall be an ex-officio a member of all committees of the Board.  The Chief Executive Officer shall, in the absence or disability of the Chairman, perform the duties and exercise the powers of the Chairman and shall perform such other duties and have such other powers as the Board of Directors shall prescribe.

Section 5.  Chief Executive Officer.  The Chief Executive Officer, if any, shall be the chief executive officer of the corporation.  Subject to the provisions of these bylaws and the direction of the Board of Directors, the Chief Executive Officer shall be ex-officio a member of all standing committees, have general powers of oversight, supervision and management of the business and affairs of the corporation, and see that all orders and resolutions of the Board of Directors are carried into effect.  In the absence of the Chairman of the Board, or in the event the Board of Directors shall not have designated a Chairman, the Chief Executive Officer shall preside at meetings of the Board of Directors.

Section 6.  President.  In the absence of a named Chief Executive Officer, the President shall be the chief executive officer of the corporation and shall be an ex-officio a member of all standing committees, have general powers of oversight, supervision and management of the business and affairs of the corporation, and see that all orders and resolutions of the Board of Directors are carried into effect.  If some other officer is serving as Chief Executive Officer, the President shall act pursuant to direction of the Board of Directors and/or the Chief Executive Officer.  The President shall be authorized to execute documents and instruments on behalf of the corporation, and shall have such duties as the Board shall from time to time determine or as shall be directed by the Chief Executive Officer.  In the absence of the Chairman of the Board or the Chief Executive Officer, the President shall preside at meetings of the Board of Directors.

Section 7.  Vice Presidents. The Vice Presidents, if any, in the order determined by the Board of Directors, shall, in the absence or disability of the Chief Executive Officer or the President, perform the duties and exercise the powers of the Chief Executive Officer or the President and shall perform such other duties and have such other powers as the Board of Directors, the Chief Executive Officer or the President shall prescribe.

Section 8.  Secretary.  The Secretary shall issue all authorized notices for, and shall keep minutes of, all meetings of the shareholders and the Board of Directors and committees thereof.  The Secretary shall have charge of the corporate books and shall perform such other duties as the Board of Directors, the Chief Executive Officer or the President may from time to time prescribe.  The Secretary shall keep in safe custody the seal of the corporation, if any, and, when authorized by the Board of Directors, the Chief Executive Officer or the President, affix the same to any instrument requiring it and, when so affixed, it shall be attested by signature of the Secretary, an Assistant Secretary or the Treasurer.  The Secretary shall be authorized to attest to and certify instruments and documents of the corporation.  The Assistant Secretary(ies), if any, in the order determined by the Board of Directors, the Chief Executive Officer or the President shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Directors, the Chief Executive Officer or the President may from time to time prescribe.

Section 9.  Treasurer. The Treasurer shall have the responsibility for maintaining the financial records of the corporation and shall have custody of all monies and securities of the corporation.  He shall make such disbursements of the funds of the corporation as are authorized and shall render from time to time an account of all such transactions and of the financial condition of the corporation.  The Treasurer shall also perform such other duties as the Board of Directors, the Chief Executive Officer or the President may from time to time prescribe.  The Treasurer may also serve as the Chief Financial Officer of the corporation at the direction of the Board of Directors unless the Board has appointed some other officer to serve as the Chief Financial Officer.  The Assistant Treasurer(s), if any, in the order determined by the Board of Directors, the Chief Executive Officer or the President shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

Section 10.  Delegation of Authority.  The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers and agents, notwithstanding any provision hereof.

Section 11.  Compensation of Officers and Agents.  The salaries of all officers and agents of the corporation shall be fixed by the Board of Directors, except as otherwise directed by the Board of Directors.

Section 12.  Resignation.  Subject at all times to the right of removal as provided in Section 13 below, any officer may resign at any time by giving notice to the Board of Directors, the Chief Executive Officer or the President of the corporation.  Any such resignation shall take effect at the date of such notice or at any later date specified therein.  The acceptance of such resignation shall not be necessary to make it effective.

Section 13.  Removal.  Any officer or agent of the corporation may be removed at any time, with or without cause, by the Board of Directors, the Chief Executive Officer or the President.

Section 14.  Action with Respect to Securities of Other Corporations.  Unless otherwise directed by the Board of Directors, the Chief Executive Officer or the President or any officer of the corporation authorized by the Chief Executive Officer or the President shall have the power to vote and otherwise act on behalf of the corporation, in person or by proxy, at any meeting of shareholders of or with respect to any action of the shareholders of any other corporation in which this corporation may hold securities and otherwise to exercise any and all rights and powers which this corporation may possess by reason of its ownership of securities in such other corporation.

ARTICLE V– INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 1.  Indemnification of Directors and Officers.  To the fullest extent permitted by law and the articles of incorporation, the corporation shall indemnify and hold harmless each person who was or is a director or officer of the corporation and may indemnify any other person, including any person who was or is serving as a director, officer, fiduciary or other representative of another entity at the request of the corporation, and each such person’s heirs and legal representatives, in connection with any actual or threatened action, suit, proceeding, claim, investigation or inquiry, whether civil, criminal, administrative or other, whether brought by or in the name of the corporation or otherwise from and against any and all expenses (including attorneys’ fees and expenses), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, proceeding, investigation or inquiry.

Section 2.  Rules.  The board of directors of the corporation may establish rules and procedures, not inconsistent with the provisions of this ARTICLE V, to implement the provisions of this ARTICLE V.  If required by law, the indemnification hereunder (unless ordered by the court) shall be made by the corporation only as authorized in a specific case upon a determination that the applicable standard of conduct of the party seeking indemnification has been met.  Such standard shall be as mandated by the articles of incorporation, these bylaws or the LBCL.

Section 3.  Insurance.  The corporation may procure insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another business, nonprofit or foreign corporation, partnership, company, joint venture or other enterprise against any liability asserted against or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the articles of incorporation, these bylaws or the LBCL.

ARTICLE VI - CERTIFICATES OF STOCK

Section 1.  Certificates of Stock.  Every holder of stock in the corporation shall be entitled to a certificate or certificates representing such shares, which certificates shall be in such form as shall be determined by the Board of Directors.  Such certificates shall be executed on behalf of the corporation by the Chief Executive Officer, the President or a Vice President, and the Secretary or an Assistant Secretary, of the corporation and, if the corporation has a seal, shall be sealed with the seal of the corporation or a facsimile thereof.  The signature of any officer may be facsimile.  Certificates bearing the signatures of individuals who were, at the time when such signature shall have been affixed, authorized to sign on behalf of the corporation, shall be validly executed notwithstanding that such individuals or any of them shall have ceased to be so authorized prior to the delivery of such certificates or did not hold such offices at the date of delivery of such certificates.

No certificate shall be issued until the consideration therefor has been fully paid.  Each certificate representing shares of the corporation shall state upon the face thereof the name of the corporation, that the corporation is organized under the laws of the State of Louisiana, the name of the registered holder of the shares represented thereby, the number and class and the designation of the series, if any, which such certificate represents, and the par value of each share represented by such certificate or a statement that the shares are without par value.

Section 2.  Designation of Classes of Stock.  If the corporation is authorized to issue shares of more than one class, each certificate representing shares issued by the corporation shall conspicuously set forth on the certificate, or shall state that the corporation will furnish to any shareholder upon request and without charge, a summary of the designations, preferences, limitations, and relative rights of the shares of each class and of each series of each preferred or special class, so far as the same have been fixed, and the authority of the Board to establish other series and to fix the relative rights, preferences and limitations of the shares of any class or series by amendment of the articles.

Section 3.  Lost, Stolen or Destroyed Certificates.  The Board of Directors, Chief Executive Officer, or President may direct that a new certificate for shares shall be issued in place of any certificate theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate to have been lost, stolen or destroyed.  When authorizing such issuance of a new certificate, the Board of Directors, Chief Executive Officer, or President may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his legal representative, to advertise the same in such manner as it shall require and/or to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 4.  Registrar and Transfer Agent. The corporation shall keep, or cause to be kept, at its registered office or at such other location designated by the Board of Directors, a register or registers in which, subject to such reasonable regulations as the Board of Directors may prescribe, the registrar and transfer agent shall register the stock of the corporation and the transfers thereof.  Except as otherwise provided by resolution of the Board of Directors, the registrar and transfer agent shall be the corporation’s subsidiary bank.

Section 5.  Registration of Transfer and Exchange. Upon surrender for registration of transfer of any stock certificate with the registrar and transfer agent, the corporation shall execute, in the manner set forth in Section 1 of this Article, one or more new certificates of the same class and of a like aggregate monetary amount, and the registrar and transfer agent shall deliver the same in the name of and to the designated transferee or transferees.

At the option of the shareholder, certificates may be exchanged for other certificates of the same class and of a like aggregate monetary amount in any authorized denominations upon surrender of the certificates to be exchanged with the registrar and transfer agent.  Upon such surrender, the corporation shall execute, in the manner set forth in Section 1 of this Article, and the registrar and transfer agent shall deliver the new certificate or certificates to the holder thereof.

Every certificate presented or surrendered for registration of transfer or exchange shall be accompanied (if so required by the Board of Directors or the registrar and transfer agent) by a written instrument or instruments of transfer, in form satisfactory to the Board of Directors or the registrar and transfer agent, duly executed by the registered shareholder or by such shareholder’s duly authorized attorney in writing.

No service charge shall be made for any exchange or registration of transfer of certificates, but the corporation may, with respect to transactions not involving a transfer, require payment of a sum sufficient to cover any tax or other governmental charge in relation thereto.

Upon the order of the Board of Directors, certificates presented or surrendered for registration of transfer or exchange shall be canceled and subsequently disposed of in accordance with standard procedures.

Section 6.  Restriction on Transfer of Securities.  During any time which the corporation issues any securities that are not registered under the Securities Act of 1933, as amended, the transfer of any such unregistered securities shall be restricted such that they may not be reoffered, sold, pledged, assigned, encumbered, transferred or otherwise disposed of, and the registrar and transfer agent shall not register any such sale or transfer thereof unless the corporation has received an opinion of counsel or other evidence satisfactory to the Board of Directors to the effect that the securities have been validly registered with all appropriate authorities or that the securities are, or the transaction is, exempt from registration thereunder.  To the fullest extent permitted by law, any transfer or purported transfer of any unregistered security not made in accordance with these bylaws shall be null and void.  The certificates shall bear appropriate legends evidencing the restrictions on transfer.

Section 7.  Record Date.  For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders, or to receive payment of any dividend or other distribution, or to receive or exercise subscription or other rights, or to participate in a reclassification of stock, or in order to make a determination of shareholders for any other proper purposes, the Board of Directors may fix in advance a record date for determination of shareholders for such purpose, which record date shall be not more than 60 days and, if fixed for the purpose of determining shareholders entitled to notice and to vote at a meeting, not less than 10 days (or 15 days in the case of a special meeting of shareholders), prior to the date on which the action requiring the determination of shareholders is to be taken.

Except as the Board of Directors may otherwise provide, if no record date is fixed for the purpose of determining shareholders (i) entitled to notice of and to vote at a meeting, the close of business on the day before the notice of the meeting is mailed, or if notice is waived, the close of business on the day before the meeting, shall be the record date for such purpose, or (ii) for any other purpose, the close of business on the day which the Board of Directors adopts the resolution relating thereto shall be the record date for such purposes.

Section 8.  Stock Transfer Books.  The Board of Directors may, from time to time and in its discretion, order that the stock transfer books shall be closed.

Section 9.  Registered Shareholders.  The corporation shall be entitled to recognize and treat a person registered on its records as the owner of shares, as the exclusive owner in fact thereof for all purposes, and as the person entitled to have and to exercise all rights and privileges incident to the ownership of such shares, including the right to vote and to receive dividends or payments of interest and principal thereon.  The corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Louisiana; and the rights under this section shall not be affected by any actual or constructive notice which the corporation, or any or its directors, officers or agents, may have to the contrary.

ARTICLE VII - NOTICES

Section 1.  Notices.  Except as otherwise specifically provided herein or required by law, whenever any notice is required to be given to any shareholder, director or committee member under the provisions of any statute, the articles of incorporation or these bylaws, such notice shall be delivered personally or shall be given in writing by mail or overnight delivery addressed to such shareholder, director or committee member at such address as it appears on the books of the corporation, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail with postage thereon prepaid or when placed in any reliable form of overnight delivery, prepaid.  Notice to directors and committee members may also be given through the use of any oral or electronic means of communication, including telephone, telegraph, facsimile, email or other means of communication, which notice shall be deemed to be given at the time it is sent or communicated.

Section 2.  Waivers.  Whenever notice is required to be given pursuant to statute or the articles of incorporation or bylaws of this corporation, a written waiver of such notice, signed by the shareholder, director, officer, employee or agent entitled to receive such notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such shareholder, director, officer, employee or agent.  Neither the business nor the purpose of the meeting need be specified in such a waiver.

ARTICLE VIII- MISCELLANEOUS

Section 1.  Facsimile Signatures.  In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these bylaws, facsimile signatures of any officer or officers of the corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

Section 2.  Dividends.  The Board of Directors may declare and the corporation may make distributions on its outstanding shares in cash, property or shares of the corporation in accordance with law and subject to the articles of incorporation.

Section 3.  Corporate Seal.  The Board of Directors may provide a suitable seal, containing the name of the corporation, which seal shall be in the charge of the Secretary.  If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer, an Assistant Secretary or an Assistant Treasurer.

Section 4.  Reliance Upon Books, Reports and Records.  Each director, each member of any committee designated by the Board of Directors, shall be fully protected in relying in good faith upon the books of account or other records of the corporation, including reports made to the corporation by any of its officers, by an independent certified public accountant, or by an appraiser selected with reasonable care.

Section 5.  Checks.  All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

Section 6.  Time Periods.  In computing any period of time under these bylaws, calendar days shall be used, the day that marks the commencement of the period shall not be counted, and the period shall end upon the expiration of the last day of the period; provided, however, that if the day on which the period is to expire is a legal holiday under the laws of the State of Louisiana, then the period shall end upon the expiration of the next day that is not a legal holiday.

Section 7.  Fiscal Year.  The fiscal year of the corporation shall be, in the absence of a contrary resolution of the Board of Directors, the calendar year.

ARTICLE IX- AMENDMENT OF BYLAWS

These bylaws may be altered, amended or repealed or new bylaws may be adopted by the Board of Directors at any meeting of the Board.

CERTIFICATE OF ADOPTION OF BYLAWS

The undersigned Secretary of First Guaranty Bancshares, Inc. hereby certifies that the foregoing are the Bylaws of the corporation, duly adopted by the Board of Directors pursuant to unanimous written consent dated January 4, 2007, and such Bylaws remain in full force and effect, without amendment thereto, as of the date set forth below.

Executed this  4th   day of January, 2007.

/s/Michele E. LoBianco
Michele E. LoBianco, Secretary